Exhibit 99.1

Lihua International Provides Corporate Update

Announces 10% Year-to-Date Increase in Customer Base;

2009 SAIC Annual Reports Available on Company Website

DANYANG, China, May 24 /PRNewswire-Asia/ -- Lihua International, Inc. (Nasdaq: LIWA) ("Lihua" or the "Company"), a leading Chinese developer, designer, manufacturer, marketer and distributor of low cost, high quality alternatives to pure copper products, such as refined copper products and superfine and magnet wire, including copper clad aluminum ("CCA") wire, today provided an update on several key business initiatives including customer growth and production capacity expansion.

Growth in Customer Base:

Since the beginning of 2010, the Company has added 30 new customers, bringing its total customer count to approximately 330. This represents a 10% increase in Lihua's customer base compared with 300 customers on December 31, 2009.

"The momentum from our strong first quarter performance has continued into the first half of our second quarter, as we have added 30 new customers since the beginning of the year and continue to expand agreements with our existing customers," said Jianhua Zhu, Chairman and CEO of Lihua. "Volume demand continues to exceed manufacturing capacity, and we are working diligently to expand capacity in an effort to better address this significant opportunity."

Mr. Zhu added, "Lihua is uniquely positioned as a provider of low-cost alternatives to pure copper, with a business model that allows us to pass raw material exposure to our end customers. As such, our business is relatively unaffected by changes in commodity pricing. Based on our proprietary refinery technology, which qualifies our refined, recycled, high-purity material as pure copper, we are able to maintain a material cost advantage over other suppliers of pure copper products who require newly-mined or imported copper."

Production Capacity Expansion:

In order to meet increasing market demand, Lihua has been aggressively expanding both its scrap copper refinery and wire production capacity. Additionally, Lihua is considering an expansion of its portfolio of refined copper products to address a broader range of customer requests. During the first quarter of 2010, Lihua added two new proprietary high-speed production lines, increasing annual capacity to 20,000 tons. The Company plans to further increase both its copper wire and CCA wire production capacity during the remainder of the year. With the net proceeds of $32.5 million from its April 2010 public offering, Lihua is planning to complete a land purchase for the construction of a new smelting facility in the fourth quarter of 2010, and expects this new facility to come on line during the fourth quarter of 2011. Lihua expects to add 75,000 tons of annual smelting capacity upon completion of the new facility.

"We are working hard to expand our scrap copper refinery capacity, while continuing the previously announced expansion of our copper wire and CCA wire drawing capacity. With clear market advantages and a compelling demand environment, we expect to achieve growth consistent with our guidance throughout the remainder of the year," Mr. Zhu concluded.

2009 SAIC Annual Report Filing:

On May 14, 2010, the Company filed the 2009 annual reports of its two Chinese operating subsidiaries (Lihua Electron and Lihua Copper) with the State Administration for Industry & Commerce (SAIC) in the People's Republic of China. The SAIC is the Chinese government agency responsible for issuing and renewing companies' business licenses. The SAIC reports were prepared in accordance with Chinese accounting rules and policies, and reflect financial information relating to Lihua Electron and Lihua Copper on an unconsolidated basis. By giving effect to reconciliation adjustments, the results contained in these reports are consistent with results reported in the Company's audited financial statements as filed with the U.S. Securities and Exchange Commission. The original filing documents are available on Company's website: at www.lihuaintl.com ..

2010 First Quarter Results:

On May 5, 2010, Lihua reported sales of $63.2 million for its first quarter ended March 31, 2010, an increase of 208% over the first quarter of 2009. Gross profit increased 107% year-over-year to $11.8 million. Net income for the quarter was $7.4 million, or $0.28 per share, an 85% increase over $4.0 million or $0.18 per share for the year-ago period.

Additionally, in conjunction with the release of its first quarter 2010 results, the Company raised its full-year 2010 gross profit and net income guidance. Lihua now expects its 2010 gross profit to be between $48.9 million and $50.7 million, and non-GAAP net income to be between $35.1 million and $36.3 million. This compares with previous guidance of $47.1 million to $48.9 million in gross profit and $34.6 million to $35.8 million in net income.

About Lihua International, Inc.

Lihua International, through its two wholly-owned subsidiaries, Lihua Electron and Lihua Copper, is a leading value-added manufacturer of copper replacement products for China's rapidly growing copper wire and copper replacement product market. Lihua is one of the first vertically integrated companies in China to develop, design, manufacture, market and distribute lower cost, high quality alternatives to pure copper magnet wire and pure copper alternative products. Lihua's products include copper-clad aluminum wire ("CCA") and pure copper products including copper wire and copper rod, which are produced from recycled scrap copper. Lihua's products are sold in China either directly to manufacturers or through distributors in the wire and cable industries and manufacturers in the consumer electronics, white goods, automotive, utility, telecommunications and specialty cable industries. Lihua's corporate and manufacturing headquarters are located in the heart of China's copper industry in Danyang, Jiangsu Province. For more information, visit: http://www.lihuaintl.com ..

To be added to the Company's email distribution for future news releases, please send your request to lihua@tpg-ir.com.

Safe Harbor Statement

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities, events or developments that the Company expects, projects, believes or anticipates will or may occur in the future, including, without limitation, statements about its business or growth strategy, general industry conditions including availability of copper or recycled scrap copper, future operating results of the Company, capital expenditures, expansion and growth opportunities, bank borrowings, financing activities and other such matters, are forward-looking statements. Although the Company believes that its expectations stated in this press release are based on reasonable assumptions, actual results may differ from those projected in the forward-looking statements.

Please note that information in this press release reflects management views as of the date of issuance.

For more information, please contact:

Lihua International, Inc.Daphne Huang
EVP of Corporate Finance and Director of Investor Relations
Tel:   +1-516-717-9939
Email: daphne.huang@lihuaintl.comThe Piacente Group, Inc.
Investor Relations
Brandi Floberg or Lee Roth
Tel:   +1-212-481-2050
Email: lihua@tpg-ir.com

SOURCE Lihua International, Inc.